Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports Continued Positive Profitability
Trends for the Three Months Ended
March 31, 2011

GEORGETOWN, MASSACHUSETTS, April 22, 2011 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2011 of $332,000, or $.13 per basic and diluted share, compared to net income of $286,000, or $.11 per basic and diluted share, for the three months ended March 31, 2010.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report continued improvement in the Company’s financial performance, as net income for the three months ended March 31, 2011 increased 16% on a year-over-year basis. A primary driver of these results was the expansion of our net interest margin. This has been achieved through a continued disciplined focus on the successful execution of our strategic plan, including the judicious development of our commercial lending business, while maintaining high asset quality and the prudent and aggressive management of all funding sources. We remain encouraged about our ability to increase shareholder value, as our capital position has been strengthened and our asset quality remains stable.”

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the
	Three Months Ended	At or for the Year Ended
	March 31, 2011	December 31, 2010
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$206,191	$205,015
Cash and cash equivalents	3,294	3,298
Loans receivable, net	181,597	178,524
Allowance for loan losses	1,719	1,651
Investment securities (1)	9,191	10,421
Deposits	150,197	151,463
Borrowings	34,347	32,173

Total stockholders' equity	19,503	19,169
Stockholders' equity to total assets at end of period	9.46%	9.35%
Total shares outstanding	2,680,455	2,662,387

Asset Quality Data:
Total non-performing loans	$741	$253
Other real estate owned	53	53
Total non-performing assets	794	306
Non-performing loans to total loans	0.40%	0.14%
Non-performing assets to total assets	0.39%	0.15%
Allowance for loan losses to non-performing loans	231.98%	652.57%
Allowance for loan losses to total loans	0.94%	0.92%
Loans charged off	$-	$143
Recoveries on loans previously charged off	4	12

	Three Months Ended
	March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,797	$2,694
Interest expense	670	864
Net interest income	2,127	1,830
Provision for loan losses	64	89
Net interest income after
provision for loan losses	2,063	1,741
Non-interest income	226	310
Non-interest expense	1,759	1,599
Income before income taxes	530	452
Income tax provision	198	166
Net income	$332	$286

Net income per share: basic and diluted	$0.13	$0.11

Performance Ratios:
Return on average assets	0.65%	0.57%
Return on average equity	6.85%	6.45%
Interest rate spread	4.12%	3.53%
Net interest margin	4.34%	3.79%
Efficiency ratio (2)	74.75%	74.73%
Non-interest expense to average total assets	3.42%	3.15%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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